Exhibit 23.1





                          Independent Auditors' Consent



The Board of Directors
Ugly Duckling Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of Ugly Duckling Corporation of our report dated February 18, 1999, relating to the consolidated balance sheets of Ugly Duckling Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Ugly Duckling Corporation, and to the reference to our firm under the heading "Experts" therein.


                                  /S/ KPMG LLP


Phoenix, Arizona
November 1, 1999